STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Helix TCS, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and seeking consent of a majority of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

> Fourth: The following Certificate of Designation of Rights and Privileges of Class A Preferred Convertible Super Majority Voting Stock shall be added as an addendum to Article Fourth. (See Exhibit A)

SECOND: That concurrent with the resolution of its Board of Directors, a Written consent of a majority of the stockholders of said corporation was duly delivered in accordance with Section 228 of the General Corporation Law of the State of Delaware in which written consent for the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the effective date of this Amendment shall be December 23, 2015.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23rd day of December, 2015.

By: Zachary L Venegas
Authorized Officer

Title: President

Name: Zachary L. Venegas
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:16 AM 12/28/2015
FILED 09:16 AM 12/28/2015
SR 20151528765 - File Number 5498129

Exhibit A

CERTIFICATE OF DESIGNATION OF RIGHTS AND PRIVILEGES OF CLASS A PREFERRED CONVERTIBLE SUPER MAJORITY VOTING STOCK

OF

HELIX TCS, INC.
A Delaware Corporation

It is hereby certified that:

1. The name of the Company (hereinafter called the "Company") is **Helix TCS, Inc.**, a Delaware corporation.

2. The Certificate of Incorporation of the Company authorizes the issuance of up to Twenty Million (20,000,000) shares of Preferred Stock, $0.001 par value per share (herein "Preferred Stock" or "Preferred Shares"), and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of the Preferred Shares in one (1) or more series or classes and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Class A issue of Preferred Stock:

RESOLVED, One Million, (1,000,000) of the Twenty Million (20,000,000) authorized shares of Preferred Stock of the Company shall be designated Class A Preferred Super Majority Voting Stock, $0.001 par value per share, and shall possess the rights and preferences set forth below:

Section 1. **Designation and Amount**. The shares of the series of Preferred Stock hereby and herein created shall have $0.001 par value per share and shall be designated as Class A Preferred Super Majority Voting Stock (the "Class A Preferred Stock") and the number of shares constituting the Class A Preferred Stock shall be One Million (1,000,000). The Class A Preferred Stock shall have a deemed purchase price of $.01 U.S. per share.

Section 2. **Rank**. The Class A Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or series of capital stock of the Company, except Class A Preferred; (ii) prior to all of the Company's Common Stock, ("Common Stock"); and (iii) prior to any other class or series of capital stock of the Company hereafter created "Junior Securities"); and in each case as to distributions of assets upon liquidation, dissolution or

winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

Section 3. **Dividends.** The Class A Preferred Stock shall bear no dividends, except that in the event dividends are declared for common stock, the same rate of dividend per share shall be due and payable to the Class A Preferred shareholders on the same terms.

Section 4. **Liquidation / Merger Preference.**

(a) So long as a majority of the shares of Class A Preferred authorized are outstanding, the Company will not, without the written consent of the holders of at least 51% of the Company's outstanding Class A Preferred, either directly or by amendment, merger, consolidation, or otherwise:

(i) liquidate, dissolve or wind-up the affairs of the Company, or effect any Liquidation Event; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws in a manner adverse to the Class A Preferred (iii) create or authorize the creation of, or issue any other security convertible into or exercisable for, any equity security, having rights, preferences or privileges senior to the Class A Preferred, or (iv) purchase or redeem or pay any dividend on any capital stock prior to the Class A Preferred, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services.

(b) In the event of any liquidation, merger, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Class A Preferred Stock (each a "Holder" and collectively the "Holders") shall be entitled to receive, prior in preference to any distribution to Junior Securities, an amount per share equal to $.01 plus any allocable and due dividends per share.

(c) Upon the completion of the distribution required by subsections 4(b) and 4(b), above, if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted Certificate(s) of Designation.

(d) In the event of any liquidation, dissolution or winding up of the Company, the proceeds shall be paid after the payments to any outstanding junior classes of preferred shareholders. The balance of any proceeds shall be distributed to holders of Common Stock and to the Class A Preferred shareholders on an as converted basis.

A merger or consolidation (other than one in which stockholders of the Company own a majority power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event thereby triggering payment of the liquidation preferences described in subsections 4(a), 4(b) and 4(c)

Section 5. **Conversion of Preferred Shares to Common.** The record Holders of the Class A Preferred Stock may convert, to common shares as follows:

(a) *Option to Convert.* The record Holder of Class A Preferred Stock shall be entitled, at the office of the Company, to convert shares of Class A Preferred Stock in whole into Common Stock as follows:

> The Holder of the Class A Preferred Stock shall, have the right to convert all of their Class A Preferred Stock, by electing, in writing, to convert the Preferred Stock into shares of Common Stock of the Company, on the basis using a conversion ratio computed as follows:
>
> **60% of the issued and outstanding common stock of the company as of date of conversion computed on post conversion basis.**

subject to adjustment set forth in (f) hereafter upon tender of the Notice of Conversion.

(b) *Mechanics of Conversion.* In order to convert Class A Preferred Stock into shares of Common Stock under the Option, specified in 5(a) the Holder shall (i) fax or deliver via electronic mail on the date of conversion (the "Conversion Date"), a copy of a fully executed notice of conversion, substantially in the form shown on Exhibit B hereto ("Notice of Conversion") to the Company at the office of the Company or the Transfer Agent stating that the Holder elects to convert Class A Preferred Stock into Common Stock, which Notice of Conversion shall specify the date of conversion, the number of shares of Class A Preferred Stock to be converted to shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) once converted in full (but not otherwise unless specifically requested by the Company from time to time), surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificate(s) representing the Class A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; unless the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by the Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile or email, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion.

(d) *Administration.*

(i) *Lost or Stolen Certificates.* Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Class A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and

deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Class A Preferred Stock into Common Stock.

(ii) *Delivery of Common Stock Upon Conversion.* The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion or upon Automatic Conversion and receipt by Company or the Transfer Agent from the Holder of all necessary documentation duly executed and in proper form required for conversion as stated in this Section 5, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. In lieu of delivering physical certificates representing Common Stock to be received by a Holder upon conversion of Class A Preferred Stock, the Company may, if the said Common Stock is not restricted from transfer and does not contain a restrictive legend, utilize the Depository Trust Company ("DTC") Fast Automated Securities Transfer program and/or the DWAC system to electronically credit the account of the Holder's prime broker with DTC for the number of shares of Common Stock to be received upon such conversion.

In any event, delivery to each Holder of Common Stock upon a properly submitted conversion of Class A Preferred Stock shall be made within three (3) business days after the Conversion Date. Without limiting a Holder's other rights at law or in equity, should delivery be later than three (3) business days after the Conversion Date, the Holder shall have the right to either (1) rescind the conversion by facsimile notice to the Company; (2) by giving a new Notice of Conversion, adjust the conversion price and the amount of dividends accrued and unpaid, in which case the Company shall process the conversion as if the latter notice were the original notice; or (3) accept the late delivery. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Class A Preferred Stock.

(iii) *No Fractional Shares.* If any conversion of the Class A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded to the nearest whole share.

(iv) *Date of Conversion.* The date on which conversion occurs (the "Conversion Date") shall be deemed to be the date set forth in such Notice of Conversion, provided that the advance copy of the Notice of Conversion is faxed to the Company before 11:59 p.m., PST, on the Conversion Date or in the event of an Automatic Conversion upon its effectiveness. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Conversion.

(e) *Reservation of Stock Issuable Upon Conversion* The Company shall at all times reserve and keep available or make provision to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Class A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Class A Preferred Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class A Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f) *Adjustment to Conversion Rate.*

(i) The conversion price will be subject to adjustments for stock dividends, splits, combinations and similar events and to a Performance Adjustment as specified below.

(ii) *Adjustment Due to Merger, Consolidation, Etc.* If, prior to the conversion of all Class A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Class A Preferred Stock shall thereafter have the right to receive upon conversion of Class A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets ("New Assets") which the Holder would have been entitled to receive in such transaction had the Class A Preferred Stock been convertible into New Assets from the date hereof, at the market price of such New Assets on the date of conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Class A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion price and of the number of shares of Common Stock issuable or New Assets deliverable upon conversion of the Class A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise here.

(iii) In the event of any liquidation, dissolution or winding up of the Company, the proceeds shall be paid after the payments to any outstanding junior classes of preferred shareholders. The balance of any proceeds shall be distributed to holders of Common Stock and to the Class A Preferred shareholders on an as converted basis.

A merger or consolidation (other than one in which stockholders of the Company own a majority power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company will be

treated as a liquidation event thereby triggering payment of the liquidation preferences described in subsections 4(a), 4(b) and 4(c).

(iv) *No Fractional Shares.* If any adjustment under this Section 5(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be rounded to the nearest whole share.

Section 6. **Redemption by Company**. The Company may, at its sole discretion redeem all or any portion of the Class A Preferred Stock by paying in cash by wire transfer the stated value of US $100.00 per share, plus all accrued and unpaid dividends on the Class A Preferred Stock to be redeemed, to the Holder pursuant to the Holder's written instructions. The Holders may convert Class A Preferred Stock into Common Stock of the Company until such cash has been transmitted to the Holder, at which time conversion rights shall cease and the Holder shall surrender all redeemed Class A Preferred Certificates to the Company for cancellation.

Section 7. **Voting Rights.** The record Holders of the Class A Preferred Stock shall have the right to vote on any matter with holders of Common Stock and may vote as required on any action, which Delaware law provides may or must be approved by vote or consent of the holders of the specific series of voting preferred shares and the holders of common shares. The Record Holders of the Class A Preferred Shares shall have the right to vote on any matter with holders of common stock voting together as one (1) class. The Record Holders of the Class A Preferred Shares shall have that number of votes (identical in every other respect to the voting rights of the holders of other Class of voting preferred shares and the holders of common stock entitled to vote at any Regular or Special Meeting of the Shareholders) equal to that number of common shares which is not less than 60% of the vote required to approve any action, which Delaware law provides may or must be approved by vote or consent of the holders of other series of voting preferred shares and the holders of common shares or the holders of other securities entitled to vote, if any.

The Record Holders of the Class A Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of any other series of preferred shares and the holders of common shares entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of preferred and common shareholders which in any way precludes the Class A Preferred Stock from exercising its voting or consent rights as though it is or was a common shareholder.

For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the Class A Preferred Shares shall be included and shall be deemed as the equivalent of 60% of all common shares represented at and entitled to vote at such meetings.

Section 8. **Status of Converted Stock.** In the event any shares of Class A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled, and shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Class A Preferred Stock.

Signed on December 23, 2015

HELIX TCS, INC.

By: Zachary L Venegas

Chief Executive Officer